                                                                    Exhibit 11.1

                           Commemorative Brands, Inc.

                 Statement Re: Computation of Per Share Earnings

                                   (unaudited)

                                                                  Nine months Ended
                                                   ------------------------------------------------
                                                          May 27,                   May 29,
                                                           2000                      1999
                                                   ----------------------    ----------------------
                                                   (In thousands, except share and per share data)
  Net income to common stockholders                $             6,596       $             2,856
                                                   ======================    ======================

  Weighted average common shares outstanding
                                                               375,985                   377,083
                                                   ======================    ======================

  Weighted average common and
  common equivalent shares outstanding                         375,985                   377,083
                                                   ======================    ======================

  Basic income per share                           $             17.54       $               7.57
                                                   ======================    ======================
  Diluted income per share                         $             17.54       $               7.57
                                                   ======================    ======================
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